OMB APPROVAL

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Silverleaf Resorts Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
PROXY STATEMENT SPECIAL MEETING OF SHAREHOLDERS
INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON
PROPOSAL 1 APPROVAL OF 2005 CEO INCENTIVE BONUS PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 2005 CEO INCENTIVE BONUS PLAN.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
OTHER MATTERS AT MEETING
APPENDIX A

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder:

     Notice is hereby given that a Special Meeting of Shareholders (the “Special Meeting”) of Silverleaf Resorts, Inc. (the “Company”) will be held at the Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247 on August 12, 2004 at 2:00 p.m. to:

1.	approve the material terms of a performance-based incentive bonus plan for 2005 for the Company’s chief executive officer to comply with the requirements of Internal Revenue Code Section 162(m); and

2.	transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

     The Compensation Committee and the independent members of the Board of Directors have approved a performance-based incentive bonus that could be earned by the Company’s chief executive officer in 2005 (the “2005 CEO Incentive Bonus Plan”). The Board of Directors recommends that you vote FOR the approval of the 2005 CEO Incentive Bonus Plan. Only shareholders of record at the close of business on July 2, 2004 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. A complete list of shareholders entitled to vote at the Special Meeting will be maintained in the Company’s offices at 1221 River Bend Drive, Suite 120, Dallas, Texas for ten days prior to the meeting.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE THE PROXY AND VOTE THE SHARES.

By Order of the Board of Directors,

SANDRA G. CEARLEY
Secretary

Dallas, Texas
July 12, 2004

SILVERLEAF RESORTS, INC.

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Silverleaf Resorts, Inc. (“Silverleaf” or the “Company”) for use at a Special Meeting of Shareholders to be held at 2:00 p.m. on August 12, 2004, at the Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247, or at any adjournment or postponement thereof.

     The Company’s principal executive offices are located at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247. A copy of this Proxy Statement and the accompanying proxy card will be first mailed to shareholders on or about July 12, 2004.

     Voting Procedures

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States. Concerning the approval of the 2005 CEO Incentive Bonus Plan, by checking the appropriate box you may: (a) vote “For” the item; (b) vote “Against” the item; or (c) “Abstain” from voting on the item. Shareholders may vote by either completing and returning the enclosed proxy card prior to the Special Meeting, voting in person at the Special Meeting or submitting a signed proxy card at the Special Meeting.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

     You may revoke your proxy at any time before it is actually voted at the Special Meeting by delivering a written notice of revocation, signed by the shareholder of record and specifying the number of shares to which it relates, to the Secretary of the Company at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247 no later than 2:00 p.m., central daylight savings time, on August 11, 2004; by submitting a later dated proxy; or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, by itself, constitute revocation of the proxy. If your shares are held in the name of your broker, you will need to make arrangements with your broker to revoke any previously executed proxy. You may also be represented by another person present at the Special Meeting by executing a form of proxy designating such person to act on your behalf.

     Each unrevoked proxy card properly signed and received prior to the close of the Special Meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR the 2005 CEO Incentive Bonus Plan and will be voted in the discretion of the persons named as proxies on any other business that may properly come before the Special Meeting.

     If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes, but will not be counted as a vote “For” or “Against” the proposal. An abstention or a broker non-vote could have an effect on the outcome of the voting on the proposal that requires the affirmative vote of a majority of the Company’s outstanding shares entitled to vote thereon.

     The presence at the Special Meeting, in person or by proxy, of a majority of the shares of the Company’s Common Stock (“Common Stock”) issued and outstanding on July 2, 2004 will constitute a quorum.

     Votes cast at the Special Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Special Meeting.

     The expense, if any, of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses incurred in doing so.

     Shares Entitled To Vote And Required Vote

     Shareholders of record at the close of business on July 2, 2004 are entitled to vote at the Special Meeting. At that date, 36,860,238 shares of Common Stock were outstanding. The number of holders of record was approximately 75. A majority of the shares outstanding must be present in person or represented by proxy to constitute a quorum for the Special Meeting. The vote of a majority of the Company’s shares outstanding is required to approve Proposal 1 below. Each share of Common Stock is entitled to one vote.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

     Robert E. Mead has an interest in the adoption of Proposal 1. Mr. Mead founded the company and has served as its Chairman of the Board since its inception and as its Chief Executive Officer since May 1990. Mr. Mead has a beneficial ownership interest in 11,349,417 shares, or approximately 30.79%, of the Company’s outstanding Common Stock. Mr. Mead intends to vote these shares FOR the approval of Proposal 1.

PROPOSAL 1
APPROVAL OF 2005 CEO INCENTIVE BONUS PLAN

     Summary

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that public companies may not deduct annual compensation in excess of $1 million to certain “covered employees” unless the compensation in excess of $1 million is among other things, (a) based on a performance-based compensation arrangement and (b) approved within twelve months by the shareholders of the public company. The Company has recently entered into a performance-based compensation arrangement for 2005 with its chief executive officer, Robert E. Mead, which could under certain conditions, including achievement of performance goals set by the Compensation Committee, result in total annual compensation in excess of $1 million in 2005. In accordance with Section 162(m) of the Code, the Company is now seeking to obtain shareholder approval of the compensation arrangement for Mr. Mead for 2005, so that his total compensation will qualify for deduction under the Code even if it should exceed $1 million.

     On May 11, 2004, the Compensation Committee of the Board of Directors and the independent members of the Board of Directors approved the terms of a new employment agreement between the Company and Mr. Mead. Among other things, the new employment agreement includes the terms of the 2005 CEO Incentive Bonus Plan. The new employment agreement also provides that, in accordance with Section 162(m) of the Code, the 2005 CEO Incentive Bonus Plan must be submitted for approval by the Company’s shareholders within twelve months of its approval by the Compensation Committee.

Compensation of the Chief Executive Officer Prior to 2004

     Mr. Mead’s annual base salary was set at $500,000 per year in 1997 and his annual base salary has remained at $500,000 for each succeeding annual period through the year ended December 31, 2003. Mr. Mead’s last written employment agreement with the Company expired on January 1, 2003, but he continued to be employed on the same terms and conditions through the year ended December 31, 2003. During the period between 1997 and 2003, Mr. Mead received no option grants and was only paid additional bonus compensation in 2003. His 2003 bonus compensation consisted of a transfer of certain assets determined by the Compensation Committee to have a market value at December 31, 2003 of $72,600. See “Executive Compensation – Employment and Noncompetition Agreements” and “Certain Relationships and Related Transactions.”

Negotiation of New Employment Agreement with Chief Executive Officer

     During the first and second quarters of 2004, the Compensation Committee had various meetings to negotiate the terms of a new employment agreement with Mr. Mead. On May 11, 2004, the Compensation Committee met and formally agreed to increase Mr. Mead’s annual base salary from $500,000 to $750,000 for 2004 and 2005. In determining Mr. Mead’s base salary and total compensation, the Compensation Committee considered factors it typically analyzes when setting an executive’s compensation, including (a) the executive’s past performance and contributions to the Company’s success, (b) additional responsibilities of the executive arising from the growth of the Company, (c) expected future contributions, (d) tenure in the executive’s current position, and (e) salary relative to other executives’ salaries. The Compensation Committee also considered expected increases in base salaries and total compensation at the Company’s peer companies and other similarly sized companies generally. Additionally, the Compensation Committee retained a nationally recognized compensation consulting firm that assisted the Compensation Committee in formulating its compensation policies regarding the chief executive officer, applying those policies to the compensation of the Company’s chief executive officer, and advising the Compensation Committee as to the form and reasonableness of compensation paid to the chief executive officer.

     Description of 2004 CEO Employment Agreement and 2005 CEO Incentive Bonus Plan

     Based on the above criteria and various other data it deemed relevant, the Compensation Committee agreed upon the final terms and conditions of a new employment agreement with Mr. Mead, which was signed by the Company and Mr. Mead on June 3, 2004 (the “Employment Agreement”).

     Pursuant to the terms of the Employment Agreement, Mr. Mead will be employed by the Company as chief executive officer during calendar years 2004 and 2005 and will receive a base salary of $750,000 per year. Mr. Mead will also receive additional fringe benefits including the charter-free use of the Company’s airplane for personal purposes up to a maximum of 50 hours per year. Mr. Mead will also receive other fringe benefits from the Company which are comparable to the benefits paid to all other executive officers and include health insurance and paid leave.

     In addition to the base salary and the fringe benefits, the Employment Agreement provides that Mr. Mead may earn additional compensation in the form of a performance-based incentive bonus for 2004 and 2005. The Employment Agreement requires that the performance-based incentive bonus for 2005 (i.e., the 2005 CEO Incentive Bonus Plan) be approved by a majority vote of the shareholders in accordance with Section 162(m) of the Code. The purpose of the 2005 CEO Incentive Bonus Plan is to enhance shareholder value and promote the attainment of significant business objectives of the Company by basing a portion of the chief executive officer’s compensation on the performance of such employee and/or the Company. The 2005 CEO Incentive Bonus Plan will be based on the Company’s pre-tax net income, as determined in accordance with generally accepted accounting principles or other applicable accounting standards, for calendar year 2005 for financial reporting purposes and before deduction of the annual bonus (“Pre-Tax Net Income”). Mr. Mead will be entitled to a bonus in 2005 if Pre-Tax Net Income exceeds a $9 million performance target set by the Compensation Committee for that year. If the Company’s 2005 Pre-Tax Net Income is less than the $9 million performance goal set by the Compensation Committee, Mr. Mead will earn nothing under the 2005 CEO Incentive Bonus Plan. If the Company achieves at least $9 million in 2005 Pre-Tax Net Income, Mr. Mead will be entitled to earn an incentive bonus based upon a sliding performance scale divided into increments of Pre-Tax Net Income of $1 million each. For example, if the Company’s 2005 Pre-Tax Net Income is at least $9 million but less than $10 million of Pre-Tax Net Income, Mr. Mead will be entitled to an incentive bonus of $225,000. The 2005 CEO Incentive Bonus Plan increases incrementally after that minimum performance target is met, with the maximum bonus which Mr. Mead could earn in 2005 equal to $1.2 million if Pre-Tax Net Income exceeds $18 million plus 8% of Pre-Tax Net Income, if any, exceeding $18 million.

     Prior to the payment of the 2005 CEO Incentive Bonus Plan by the Company, the Compensation Committee must determine that the Company has obtained an unqualified audit report for 2005 and that the Company has had no restatements of its previously reported financial statements that would require a repayment of the bonus under Section 304 of the Sarbanes-Oxley Act of 2002. Pursuant to that Act, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement, Mr. Mead shall be required to repay any bonus paid during the twelve-month period following the date that the financial document embodying such financial reporting requirement was originally filed with the Securities and Exchange Commission (the “SEC”).

     Administration of the 2005 CEO Incentive Bonus Plan

            Under the terms of the Employment Agreement with Mr. Mead, the 2005 CEO Incentive Bonus Plan will be supervised by the Compensation Committee, which is composed entirely of directors (1) who satisfy the requirements of “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) who satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Code.

            The Compensation Committee has authority to interpret the 2005 CEO Incentive Bonus Plan and must certify in writing to the Company’s Board of Directors that the performance goals and other material terms for payment of the annual incentive bonus for calendar year 2005 were in fact satisfied. Specifically, Mr. Mead will not be deemed to have earned a bonus under the 2005 CEO Incentive Bonus Plan until the Compensation Committee has (1) verified the Pre-Tax Net Income for the 2005 calendar year based upon the Company’s audited financial statements filed as a part of its annual report to the SEC on Form 10-K for the year ended December 31, 2005; (2) determined that the Company has obtained an unqualified audit report for the year ended December 31, 2005 from the Company’s independent auditors; and (3) determined that the Company has had no restatements of its previously reported earnings that would require a repayment of the bonus under Section 304 of the Sarbanes-Oxley Act of 2002. Additionally, if there is a change in generally accepted accounting principles or other applicable accounting standards that results in either a negative or positive change or changes to the computation of the Company’s Pre-Tax Net Income, then the Compensation Committee shall negotiate in good faith the change or changes that are necessary to the Pre-Tax Net Income to result in the CEO receiving the same approximate incentive bonus to which the CEO would have otherwise been entitled absent such accounting change.

     The foregoing summary of the terms of Mr. Mead’s Employment Agreement and the 2005 CEO Incentive Bonus Plan is qualified by, and subject to, the provisions of Mr. Mead’s Employment Agreement, a copy of which is attached hereto as Appendix A and should be referred to for a complete statement of the terms of the 2005 CEO Incentive Bonus Plan, which are contained in Section 4(b) of the agreement. Capitalized terms not defined herein have the meaning given to such terms in Appendix A.

     Section 162(m)

     In order to comply with the requirements of Section 162(m) of the Code regarding performance-based compensation, the Compensation Committee has established criteria under the 2005 CEO Incentive Bonus Plan to measure performance and set performance goals with respect to such performance criteria for the Company. Mr. Mead’s right to receive any payment with respect to the 2005 CEO Incentive Bonus Plan is determined by the degree of achievement of the performance goals set by the Compensation Committee.

     The terms of Mr. Mead’s performance-based structure for 2004 could not be qualified for deductibility under Section 162(m) since the performance goals were established more than 90 days after the commencement of the year.

     The Board and the Compensation Committee reserve the authority to award non-deductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation under the 2005 CEO Incentive Bonus Plan intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Benefits Currently Indeterminable

     Future benefits, if any, under the 2005 CEO Incentive Bonus Plan are based upon the Company’s Pre-Tax Net Income for calendar year 2005 and are therefore not currently determinable. For informational purposes, the table below sets forth information concerning the 2005 CEO Incentive Bonus Plan which may be paid by the Company to (a) its chief executive officer, (b) each of the Named Executive Officers listed in the “Executive Compensation” table below, (c) executive officers of the Company as a group, (d) directors of the Company who are not executive officers of the Company (“Non-Executive Directors”); and (e) officers of the Company who are not executive officers of the Company (“Non-Executive Officers”) as a group. Pursuant to the rules of the SEC regarding disclosure in tabular format of information concerning executive compensation plans to be approved by shareholders, the Company is also required to provide the tabular information set forth below, which among other things discloses the amounts, if any, that would have been earned had the 2005 CEO Incentive Bonus Plan been in effect during 2003, the Company’s last full fiscal year. However, since the 2005 CEO Incentive Bonus Plan is predicated upon the Company achieving a Pre-Tax Net Income of at least $9 million, the CEO would have earned no incentive bonus in 2003 because the Company had no Pre-Tax Net Income in 2003.

Dollar Value based
	Dollar		upon 2003 Pre-Tax
Name and Position	Value		Net Income (c)
Robert E. Mead	(a	)	-0-
Chairman and Chief Executive Officer
Sharon K. Brayfield	(b	)	-0-
President
David T. O’Connor	(b	)	-0-
Executive Vice President – Sales and Marketing
Harry J. White, Jr.	(b	)	-0-
Chief Financial Officer and Treasurer
Edward L. Lahart	(b	)	-0-
Executive Vice President – Operations
Executive Officers as a Group (12 individuals)	(b	)	-0-
Non-Executive Directors Group (4 individuals)	(b	)	-0-
Non-Executive Officers Group (-0- individuals)	(b	)	-0-

(a)	The 2005 CEO Incentive Bonus Plan is based upon the Company achieving a minimum of $9 million in Pre-Tax Net Income in 2005. The dollar value of such 2005 CEO Incentive Bonus Plan is, therefore, indeterminable as of the date of this Proxy Statement. Pursuant to the rules of the SEC regarding disclosure in tabular format of information concerning executive compensation plans to be approved by shareholders, information is provided in the adjacent column relating to the amount of an incentive bonus which could have been earned in 2003 by the individuals and the groups listed had the 2005 CEO Incentive Bonus Plan been in effect on December 31, 2003.

(b)	No officer or director, other than the CEO, is entitled to receive an incentive bonus, if any, under the 2005 CEO Incentive Bonus Plan.

(c)	The Company had no Pre-Tax Net Income in 2003; therefore, had the 2005 CEO Incentive Bonus Plan been in effect at December 31, 2003, the CEO would not have been entitled to an incentive bonus for that period.

     In the absence of instructions to the contrary, votes will be cast FOR the approval of the 2005 CEO Incentive Bonus Plan pursuant to the proxies solicited hereby. A majority of the Company’s shares outstanding must be voted in favor of the approval of the 2005 CEO Incentive Bonus Plan in order for the proposal to be adopted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 2005 CEO INCENTIVE BONUS PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     Set forth in the following table is the beneficial ownership of the Company’s Common Stock as of June 30, 2004 by (i) those persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares, (ii) each current director and the five executive officers of the Company named under the table titled “Executive Compensation” and (iii) all directors and executive officers as a group.

		Shares	Percent
		Beneficially	of
Name of Beneficial Owner(a)	Position	Owned	Class(b)
Robert E. Mead(c)	Chairman of the Board and Chief Executive Officer	11,349,417	30.79
Sharon K. Brayfield(c)(d)	President	374,273	1.01
David T. O’Connor(c)(e)	Executive Vice President — Sales	472,756	1.27
Harry J. White, Jr.(c)(f)	Chief Financial Officer and Treasurer	194,756	*
Edward L. Lahart(c)(g)	Executive Vice President – Operations	162,906	*
J. Richard Budd, III (h)(i).	Director	136,666	*
James B. Francis, Jr.(j)(k).	Director	138,666	*
Herbert B. Hirsch(i)(l)	Director	76,666
Rebecca Janet Whitmore(i)(m)	Director	180,466	*
All Directors and Executive
Officers as a Group (16 persons)		13,424,984	34.74
Grace Brothers, Ltd. and Grace
Investments, Ltd(n)		12,271,425	33.29

*	Less than 1%.

(a)	Except as otherwise indicated, each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by such beneficial owner.

(b)	Pursuant to the rules of the SEC, in calculating percentage ownership, each person is deemed to beneficially own the shares subject to options exercisable within sixty days, but shares subject to options owned by others (even if exercisable within sixty days) are not deemed to be outstanding shares. In calculating the percentage ownership of the directors and officers as a group, the shares subject to options exercisable by directors and officers within sixty days are included within the number of shares beneficially owned.

(c)	The address of such person is 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

(d)	Includes options to purchase 287,756 shares of stock which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(e)	Includes options to purchase 472,756 shares which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(f)	Includes options to purchase 192,756 shares which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(g)	Includes options to purchase 162,756 shares which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(h)	The address of such person is 360 Lexington Ave, Third Floor, New York, NY 10017.

(i)	Includes options to purchase 76,666 shares which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(j)	The address of such person is 2911 Turtle Creek Boulevard, Suite 925, Dallas, Texas 75219.

(k)	Includes options to purchase 136,666 shares which options are currently exercisable or which will become exercisable within sixty days from the date hereof.

(l)	The address of such person is 64 Hurdle Fence Drive, Avon, Connecticut 06001.

(m)	The address of such person is 10305 Oaklyn Drive, Potomac, Maryland 20854.

(n)	This information is based upon information provided by Grace Brothers, Ltd. (“Grace”) and Grace Investments, Ltd. (“Grace Investments”) on Form 4 dated January 8, 2004 and filed with the SEC. Bradford T. Whitmore (“Whitmore”) and Spurgeon Corporation (“Spurgeon”) are the general partners of Grace and Grace Investments. Grace beneficially owns 8,277,219 shares, and Grace Investments beneficially owns 3,994,206 shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the annual base salary and other annual compensation earned in 2001, 2002 and 2003 by the Company’s Chief Executive Officer and each of the other four most highly compensated executive officers whose cash compensation during 2003 (salary and bonus) exceeded $100,000 (the “Named Executive Officers”).

					Long-Term
		Annual Compensation ($)			Compensation
				Other	# of Securities
Name and				Annual	Underlying
Principal Position	Year	Salary (a)	Bonus	Compensation (b)	Options/SARs(c)
Robert E. Mead,	2001	$500,000	—	—	—
Chief Executive Officer	2002	$500,000	—	—	—
	2003	$500,000	$72,600	—	—
Sharon K. Brayfield,	2001	$435,000	$6,525	—	—
President	2002	$435,000	—	—	—
	2003	$435,000	$34,673	—	368,269
David T. O’Connor,	2001	—	$40,940	$722,874	—
Executive Vice President -	2002	—	$23,351	$677,332	—
Sales	2003	—	$12,664	$741,871	368,269
Harry J. White, Jr.	2001	$225,000	—	—	—
Chief Financial Officer	2002	$250,000	$50,000	—	—
and Treasurer	2003	$262,051	—	—	368,269
Edward L. Lahart	2001	$100,000	$55,862	—	—
Executive Vice President -	2002	$143,959	$65,219	—	—
Operations	2003	$180,000	$58,537	—	368,269

(a)	The amounts shown are before elective contributions by the Named Executive Officers in the form of salary reductions under the Company’s Section 125 Flexible Benefit Plan. Such plan is available to all employees, including the Named Executive Officers.

(b)	Except as otherwise noted, these amounts represent additional compensation based on sales of Vacation Intervals and other sales related criteria. See “Executive Compensation — Employment and Noncompetition Agreements” for a discussion of other annual compensation.

(c)	Represents options granted in August 2003 pursuant to the Company’s 2003 Stock Option Plan that was approved by the shareholders of the Company at the 2003 Annual Meeting.

Employment and Noncompetition Agreements

     Effective January 1, 2000, Mr. Mead entered into a three-year employment agreement with the Company which provided for an annual base salary of $500,000, a company vehicle, and other fringe benefits such as health insurance, vacation and sick leave as determined by the Board of Directors from time to time. Mr. Mead’s January 1, 2000 employment agreement expired on January 1, 2003, and Mr. Mead continued to be employed under similar terms and the same base salary during all of 2003. On June 3, 2004, Mr. Mead entered into a new two-year employment agreement with the Company which provides for a January 1, 2004 effective date, an annual base salary of $750,000, the reimbursement of costs incurred by Mr. Mead for the use of his personal vehicle for the Company’s business, the charter-free use of the Company’s airplane for personal purposes up to a maximum of 50 hours each calendar year, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. The employment agreement also provides for an annual performance-based bonus plan based upon the Company’s Pre-Tax Net Income for each of the 2004 and 2005 calendar years. The bonus which Mr. Mead could earn during 2004 would be based upon the Company having Pre-Tax Net Income of at least $6 million. The Company’s Pre-Tax Net Income for 2005 must be a minimum of $9 million for Mr. Mead to earn a bonus during 2005. The terms of the current employment agreement with

Mr. Mead were approved on May 11, 2004 by the Compensation Committee and the independent members of the Board of Directors, with Mr. Mead abstaining. A copy of Mr. Mead’s employment agreement signed June 3, 2004 is attached hereto as Appendix A.

     Effective April 15, 2002, Sharon Brayfield entered into a two-year employment agreement with the Company which provides for an annual base salary of $435,000, a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. In July 2003, the employment agreement with Ms. Brayfield was extended to April 2006 and amended to provide that Ms. Brayfield will be entitled to receive severance pay equal to the greater of (i) the unpaid amount of her base compensation for the remaining months during the term of her employment agreement; or (ii) the amount of her base salary for a period of twelve months in the event that her employment by the Company is terminated at any time for a reason other than good cause.

     Effective January 1, 2000, David O’Connor entered into a three-year employment agreement with the Company which, as amended, provides for base compensation based upon a percentage of the Company’s in-house and outside net sales, plus incentive bonuses based upon performance, a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. The employment agreement expired on January 1, 2003, and Mr. O’Connor has continued to be employed under similar terms.

     Effective June 29, 1998, Harry White entered into an employment agreement with the Company which provides for an annual base salary, currently $250,000, a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. The agreement may be terminated at any time by either the Company or Mr. White on 30 days prior notice. However, the agreement provides for severance pay equal to six months of Mr. White’s then current salary if his services are terminated at any time by the Company for a reason other than good cause.

     The agreements with Ms. Brayfield and Messrs. Mead and O’Connor also provide that for a period of two years following the termination of his or her services with the Company, he or she will not engage in or carry on, directly or indirectly, either for himself or herself or as a member of a partnership or other entity or as a stockholder, investor, officer or director of a corporation or as an employee, agent, associate or contractor of any person, partnership, corporation or other entity, any business in competition with the business of the Company or its affiliates in any county of any state of the United States in which the Company or its affiliates conduct such business or market the products of such business immediately prior to the effective date of termination. Each of the agreements also provides that such employees will not (i) influence any employee or independent contractor to terminate its relationship with the Company or (ii) disclose any confidential information of the Company at any time.

Compensation Committee Interlocks and Insider Participation

     There are no “interlocks” (as defined by the rules of the SEC) with respect to any members of the Compensation Committee. The Compensation Committee consists of three members, Ms. Whitmore, who chairs the committee, and Messrs. Budd and Hirsch. Each is a non-employee, independent director. For the period ending December 31, 2003, all decisions concerning executive compensation and administration of the Company’s Option Plans were made by the Compensation Committee. Additionally, the Committee also reviews and makes recommendations to the Board of Directors for the approval of all material employee benefit plans, benefit and compensation structures for directors, and oversees the criteria for performance based compensation. In acting upon these matters, the Committee considers, among other information, recommendations from the chief executive officer and the president of the Company. The Board of Directors has final approval authority over all matters considered by the Compensation Committee other than the administration of and the issuance of stock option grants under the Company’s Option Plans.

Employee Benefit Plans

     1997 Stock Option Plan and 2003 Stock Option Plans

     The Company adopted the 1997 Stock Option Plan (the “1997 Plan”) in May 1997 to attract and retain directors, officers, and key employees of the Company. The 1997 Plan was amended by the Company’s shareholders at the 1998 Annual Meeting of Shareholders to increase the number of options which may be granted under the 1997 Plan to 1,600,000 and to modify the number of outside directors who, as members of the Compensation Committee, may administer the 1997 Plan. On December 16, 2003, the Shareholders of the Company approved the Silverleaf Resorts, Inc. 2003 Stock Option Plan (the “2003 Plan”). The 2003 Plan, which provides for the issuance of up to 2,209,614 shares of the Company’s common stock. The following is a summary of the provisions of the 1997 Plan and the 2003 Plan (collectively, the “Option Plans”). This summary does not purport to be a complete statement of the provisions of the Option Plans and is qualified in its entirety by the full text of the 1997 Plan and the 2003 Plan.

     The purpose of the Option Plans is to afford certain of the Company’s directors, officers and key employees and the directors, officers and key employees of any subsidiary corporation or parent corporation of the Company who are responsible for the continued

growth of the Company, an opportunity to acquire a proprietary interest in the Company, and thus to create in such directors, officers and key employees an increased interest in and a greater concern for the welfare of the Company. The Company, by means of the Option Plans, seeks to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions. The Option Plans provide for the award to directors, officers, and key employees of nonqualified stock options and provides for the grant to salaried key employees of options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company has filed a Registration Statement to register the shares issuable upon exercise of the options granted under the 1997 Plan and will file a registration statement to register the shares issuable upon exercise of the options granted under the 2003 Plan before any of the options become exercisable.

     Nonqualified stock options provide for the right to purchase common stock at a specified price which may be less than fair market value on the date of grant (but not less than par value). “Fair market value” per share shall be deemed to be the average of the high and low quotations at which the Company’s shares of common stock are sold on a national securities exchange, or if not sold on a national securities exchange, the closing bid and asked quotations in the over-the-counter market for the Company’s shares on such date. If no public market exists for the Company’s shares on any date on which the fair market value per share is to be determined, the Compensation Committee shall, in its sole discretion and best, good faith judgment, determine the fair market value of a share. Nonqualified stock options may be granted for any term and upon such conditions determined by the Compensation Committee.

     Incentive stock options are designed to comply with the provisions of the Code and are subject to restrictions contained therein, including exercise prices equal to at least 100% of fair market value of common stock on the grant date and a ten year restriction on their term; however, incentive stock options granted to any person owning more than 10% of the voting power of the stock of the Company shall have exercise prices equal to at least 110% of the fair market value of the common stock on the grant date and shall not be exercisable after five years from the date the option is granted. Except as otherwise provided under the Code, to the extent that the aggregate fair market value of Shares with respect to which Incentive Options are exercisable for the first time by an employee during any calendar year exceeds $100,000, such Incentive Options shall be treated as Non-Qualified Options.

     The Option Plans may either be administered by the Compensation Committee or the Board of Directors which selects the individuals to whom options are to be granted and determines the number of shares granted to each optionee. For the period ending December 31, 2003, the Compensation Committee and the Board of Directors made all decisions concerning administration of the Option Plans.

     An optionee may exercise all or any portion of an option that is exercisable by providing written notice of such exercise to the Corporate Secretary of the Company at the principal business office of the Company, specifying the number of shares to be purchased and specifying a business day not more than fifteen days from the date such notice is given, for the payment of the purchase price in cash or by certified check. Options are not transferable by the optionee other than by will or the laws of descent and distribution, and an option may be exercised only by the optionee.

     The following are the federal tax rules generally applicable to options granted under the Option Plans. The grant of a stock option will not be a taxable event for the participant nor a tax deduction for the Company. The participant will have no taxable income upon exercising an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (except that the alternative minimum tax may apply). Upon exercising a stock option that is not an incentive option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date and the Company receives a tax deduction equal to the amount of ordinary income recognized by the participant. The tax treatment upon disposition of shares of the Company’s Common Stock acquired under the Option Plans through the exercise of a stock option will depend on how long such shares have been held, and on whether or not such shares were acquired by exercising an incentive stock option.

     An option shall terminate upon termination of the directorship, office or employment of an optionee with the Company or its subsidiary, except that if an optionee dies while serving as a director or officer or while in the employ of the Company or one of its subsidiaries, the optionee’s estate may exercise the unexercised portion of the option. If the directorship, office or employment of an optionee is terminated by reason of the optionee’s retirement, disability, or dismissal other than “for cause” while such optionee is entitled to exercise all or any portion of an option, the optionee shall have the right to exercise the option, to the extent not theretofore exercised, at any time up to and including (i) three months after the date of such termination of directorship, office or employment in the case of termination by reason of retirement or dismissal other than for cause and (ii) one year after the date of termination of directorship, office, or employment in the case of termination by reason of disability. If an optionee voluntarily terminates his directorship, office or employment, or is discharged for cause, any option granted shall, unless otherwise specified by the Compensation Committee pursuant to the terms and condition of the grant of the option, forthwith terminate with respect to any unexercised portion thereof. All terminated options shall be returned to the Option Plans and shall be available for future grants to other optionees.

     The 1997 Plan will terminate on May 15, 2007, and the 2003 Plan will terminate on December 16, 2013. Any options granted prior to the respective termination dates and which remain unexercised may extend beyond those respective dates in accordance with the terms of the grant thereof.

     Under the Option Plans, the Board of Directors of the Company reserves the right to exercise the powers and functions of the Compensation Committee. Also, the Board of Directors reserves the right to amend the Option Plans at any time; however, the Board of Directors may not, without the approval of the shareholders of the Company, (i) increase the total number of shares reserved for options under the Option Plans (other than for certain changes in the capital structure of the Company), (ii) reduce the required exercise price of any incentive stock options, or (iii) modify the provisions of the Option Plans regarding eligibility. Additionally, certain of the Company’s debt obligations prohibit amending the Option Plans to increase the total number of shares reserved for options under the Option Plans.

     Option Grants during Year ended December 31, 2003

     No options were granted under the 1997 Plan during the year ended December 31, 2003 to any of the Named Executive Officers. Options were granted under the 2003 Plan during 2003 as set forth in the table below. There have been no grants under the 1997 or 2003 Plans during 2004.

	Individual Grants
	Number of				Potential Realizable Value at
	Securities	Percent of Total			Assumed Annual Rate of
	Underlying	Options Granted	Exercise or		Share Price Appreciation (in
	Options	To Employees in	Base Price	Expiration	thousands of dollars) (b)
Name	Granted(a)	Fiscal Year	Per Share	Date	5%	10%
Robert E. Mead	—	—	—	—	—	—
Sharon K. Brayfield	368,269	15.50%	$.315	8-4-2014	$60,065	$95,644
David T. O’Connor	368,269	15.50%	$.315	8-4-2014	$60,065	$95,644
Harry J. White, Jr.	368,269	15.50%	$.315	8-4-2014	$60,065	$95,644
Edward L. Lahart	368,269	15.50%	$.315	8-4-2014	$60,065	$95,644

(a)	These options will vest in three equal increments on the first, second and third anniversaries of the date of the grant.

(b)	The potential realizable value (in thousands of dollars) is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option. The rates of appreciation shown in this table are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Common Stock.

   Options Exercises and 2003 Year-End Value Table.

            No options were exercised during 2003 or 2004 by any of the Named Executive Officers.

	Shares		Number of Unexercised		Value of Unexercised in-the-
	Acquired on		Options/SARs at		Money Options/SARs at Fiscal
	Exercise	Value	Fiscal Year-End(#)(a)		Year-End($)(a)
Name	(#)	Realized($)	Exercisable	Unexercisable	Exercisable (b)	Unexercisable
Robert E. Mead	—	—	—	—	—	—
Sharon K. Brayfield	—	—	165,000	373,269	—	$101,642
David T. O’Connor	—	—	350,000	368,269	—	$101,642
Harry J. White, Jr.	—	—	67,500	370,769	—	$101,642
Edward L. Lahart	—	—	37,500	370,769	—	$101,642

(a)	The value of the Unexercised in-the-Money Options/SARS at Fiscal Year-End was determined by the Black-Sholes option pricing model.

(b)	No options that were exercisable at year end were “in-the-money.”

     Section 162(m) Limitation. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee which is adequately disclosed to, and approved by, the shareholders.

     Discretionary Performance Awards. Performance awards, including bonuses, may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements or performance criteria and will be paid in cash.

     401(k) Plan. Effective January 1, 1999, the Company established the Silverleaf Resorts, Inc. 401(k) Plan (the “401(k) Plan”), a qualified defined contribution retirement plan covering employees 21 years of age or older who have completed at least six months of service. The 401(k) Plan allows eligible employees to defer receipt of up to 15% of their compensation and contribute such amounts to various investment funds. The employee contributions vest immediately. Other than normal costs of administration, the Company has no obligation to make any payments under the 401(k) Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until March 2004, the Company held ownership interests and other rights in several tracts of flood plain land which were unsuitable for residential or commercial development. These tracts are adjacent to the Company’s Holly Lake Ranch resort in Wood County, Texas. In 1997, the Company entered into a ten-year hunting lease with Robert E. Mead, who is a principal shareholder, officer and director of the Company. The hunting lease granted Mr. Mead the exclusive right to use for hunting purposes certain parts of the flood plain for an annual payment to the Company equal to the property taxes attributable to the land. These property taxes were approximately $7,700 for the year ended December 31, 2003. The lease also provided for up to four additional ten-year extensions of its term. The flood plain land is also partially encumbered by recreational use agreements in favor of certain surrounding homeowners and agreements with an unrelated third party governmental agency of the State of Texas, the Sabine River Authority (“SRA”). The Company did not possess any of the mineral rights associated with this land. As a 2003 bonus to Mr. Mead, the Compensation Committee approved assigning to him the approximately 449 acres of this flood plain land actually owned by the Company. The Company also agreed to quitclaim to Mr. Mead all of its rights, including reversionary rights from the SRA, in two other flood plain tracts of approximately 619 and 466 acres each, which are owned by the SRA but were held by the Company and a homeowner’s association under a long term ground lease. If the SRA ever abandons its plans to create a reservoir involving these two tracts or fails to pay a prior owner for the tracts by December 31, 2009, title to these tracts will revert to Mr. Mead as a result of the Company’s quitclaim to him. The Compensation Committee determined that the aggregate market value at December 31, 2003 of the Company’s ownership interests and other rights in these three tracts of flood plain land was $72,600. This determination of market value was based upon an independent appraisal from an independent appraisal firm retained by the Compensation Committee. The Company’s basis in these three tracts of flood plain land was zero, and it had an offsetting gain of $72,600 in adjusting it to fair value at December 31, 2003.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     Any shareholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the shareholders at the 2005 Annual Meeting of Shareholders. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Silverleaf Resorts, Inc., 1221 River Bend Drive, Suite 120, Dallas, Texas 75247 and must be received no later than December 31, 2004. Shareholder proposals received after that date will not be considered timely and will not be submitted for consideration at the 2005 Annual Meeting of Shareholders. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

OTHER MATTERS AT MEETING

     The Board of Directors does not know of any matters to be presented at the Special Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Special Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

By Order of the Board of Directors,

SANDRA G. CEARLEY
Secretary

Dallas, Texas
July 12, 2004

APPENDIX A

EMPLOYMENT AGREEMENT
WITH SILVERLEAF RESORTS, INC.

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made between SILVERLEAF RESORTS, INC., a Texas corporation (“Silverleaf”), and ROBERT E. MEAD (the “Employee”).

R E C I T A L S:

A.	Employee is a key executive officer and employee of Silverleaf; and

B.	Silverleaf and Employee desire to continue the employment of Employee and to agree on the terms of Employee’s continued employment.

     NOW, THEREFORE, in consideration of the premises and terms hereinafter set forth, the parties agree as follows:

A G R E E M E N T:

     Section 1. Employment. Employee’s employment with Silverleaf as Chief Executive Officer is hereby continued, effective as of the Effective Date and for an initial period of two (2) years from the Effective Date (the “Term”), unless sooner terminated pursuant to the termination provisions of this Agreement. Employee may not engage in other employment while he or she is in the employ of Silverleaf pursuant to this Agreement.

     Section 2. Duties. Employee agrees to devote such time, attention and energies as are necessary to fulfill his or her duties as specified by the Board of Directors of Silverleaf from time to time. Employee further agrees that he or she will promote the best interests and welfare of Silverleaf and shall perform any and all duties to the best of his or her abilities. The Employee shall:

      (a) Non-Competition: Not render to others, during his or her employment with Silverleaf, service of any kind for compensation or promote, participate or engage in any other business activity which would conflict or interfere with the performance of his or her duties or loyalty under this Agreement, including, but not limited to, participating in the promotion or sale of products or services for a competitor of Silverleaf or otherwise engage in business with such competitor;

      (b) Regulatory Laws: Abide by all applicable statutes, rules and regulations of each jurisdiction in which the Company does business, including but not limited to all rules and regulations of the Securities & Exchange Commission (“SEC”); and

      (c) Silverleaf Rules: Abide by all rules, regulations, and policies issued by Silverleaf, which are pertinent to Employee’s duties and obligations.

     Section 3. Current Compensation. As the current compensation (“Current Compensation”) for the services rendered pursuant to this Agreement:

      (a) Base Compensation: Silverleaf shall pay Employee base compensation computed at the annual rate of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), payable in semi-monthly payments on the 1st and 15th days of each month.

      (b) Other Plans: Except as provided in Section 4, below, Employee shall be entitled to participate in any bonus, incentive, stock option or other compensation plans of Silverleaf only to the extent the Compensation Committee and/or the Board of Directors of Silverleaf may deem appropriate from time to time.

      (c) Vehicle Expenses: Silverleaf shall pay all reasonable expenses associated with the Company’s use of Employee’s vehicle.

      (d) Fringe Benefits: Silverleaf shall provide Employee health insurance under its group plan, as it may exist from time to time. The cost of any coverage of any of the Employee’s family members under Silverleaf’s group plan shall be paid by the Employee. The Employee shall also be entitled to such vacation time, sick leave and other fringe benefits as may be specified by the Board of Directors of Silverleaf from time to time for its executive personnel.

      (e) Use of Company Airplane: Employee shall be entitled to the charter-free use of Silverleaf’s airplane for personal purposes up to a maximum of fifty (50) hours during each calendar year of the term of this Agreement. Silverleaf shall be obligated to provide this charter-free use for only so long as Silverleaf maintains ownership of an airplane for use in its business operations. Silverleaf shall also report the use as additional compensation as required by the applicable regulations and rules of the Internal Revenue Service.

     Section 4. Annual Incentive Bonus. Silverleaf shall also pay Employee an annual incentive bonus (“Annual Incentive Bonus”) based on Silverleaf’s pre-tax net income, as determined in accordance with generally accepted accounting principles or other applicable accounting standards, for each calendar year for financial reporting purposes and before deduction of the annual bonus (“Pre-Tax Net Income”). The Annual Incentive Bonuses shall be determined as follows and shall be subject to the following:

      (a) 2004 Bonus: The Annual Incentive Bonus for calendar year 2004 shall be determined in accordance with Silverleaf’s Pre-Tax Net Income for 2004 and the following table:

Pre-Tax Net Income
Level Minimum,	But Less Than,	Bonus,
$Million	$Million	$Thousand
0.0	6.0	0
6.0	7.0	225
7.0	8.0	290
8.0	9.0	355
9.0	10.0	420
10.0	11.0	550
11.0	12.0	680
12.0	13.0	810
13.0	14.0	940
14.0	15.0	1,070
15.0	N/A	1,200
Above 15.0	N/A	8% of Pre-Tax Net Income Exceeding 15.0

      (b) 2005 Bonus: The Annual Incentive Bonus for calendar year 2005 shall be determined in accordance with Silverleaf’s Pre-Tax Net Income for 2005 and the following table:

Pre-Tax Net Income
Level Minimum,	But Less Than,	Bonus,
$Million	$Million	$Thousand
0.0	9.0	0
9.0	10.0	225
10.0	11.0	290
11.0	12.0	355
12.0	13.0	420
13.0	14.0	550
14.0	15.0	680
15.0	16.0	810
16.0	17.0	940
17.0	18.0	1,070
18.0	N/A	1,200
Above 18.0	N/A	8% of Pre-Tax Net Income Exceeding 18.0

      (c) Shareholder Approval and Certification for 2005: Prior to payment of the Incentive Bonus for calendar year 2005, Silverleaf shall have disclosed the material terms of the Annual Incentive Bonus for 2005, including the performance goals, to the shareholders, and shall have obtained approval of the shareholders by a majority vote in accordance with section 162 (m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder. Additionally, prior to payment of the Annual Incentive Bonus for calendar year 2005, the Compensation Committee of the Board of Directors shall certify in writing that the performance goals and other material terms for its payment were in fact satisfied as required by section 162 (m)(4)(C) of the Code and the Treasury Regulations promulgated thereunder.

      (d) Payment: Employee shall be deemed to have earned each Annual Incentive Bonus at the end of each calendar year, subject to the following conditions:

[1]	The Pre-Tax Net Income for the respective calendar year shall be verified by the Compensation Committee of the Board of Directors based upon Silverleaf’s audited financial statements filed as a part of its SEC Form 10-K for the year.

[2]	The Compensation Committee of the Board of Directors of Silverleaf shall also have determined that: (i) Silverleaf has obtained an unqualified audit report for the year from its independent auditors; and (ii) Silverleaf has had no restatements of its previously reported earnings that would require a repayment of the bonus under Section 304 of the Sarbanes-Oxley Act of 2002. In the event such findings cannot be made, then the Compensation Committee of the Board of Directors shall have the discretion to reduce the amount of the bonus otherwise payable to Employee.

[3]	Upon the making of such verification and such findings, the Annual Incentive Bonus shall be promptly paid to Employee, subject to any applicable withholding requirements.

      (e) Change in Accounting Principles: If there is a change in generally accepted accounting principles or other applicable accounting standards after the Effective Date of this Agreement that results in either a negative or positive change or changes to the computation of Silverleaf’s Pre-Tax Net Income, then the Compensation Committee of the Board of Directors and Employee shall negotiate in good faith the change or changes that are necessary to the computation of Silverleaf’s Pre-Tax Net Income to result in Employee receiving the same approximate Annual Incentive Bonus to which Employee would have otherwise been entitled absent such accounting charges.

     Section 5. Confidentiality.

      (a) Nondisclosure and Nonuse: Employee acknowledges that during his or her employment with Silverleaf, he or she may have access to and become acquainted with Silverleaf Confidential Information, as defined below. Except as Employee’s duties during his or her employment with Silverleaf may require or Silverleaf may otherwise consent in writing, Employee agrees that he or she shall not at any time disclose or use, directly or indirectly, either during or subsequent to his or her employment with Silverleaf, any Silverleaf Confidential Information.

      (b) Confidential Information: For purposes of the foregoing provisions, “Silverleaf Confidential Information” shall mean (1) any and all confidential and proprietary business information and trade secrets concerning the business and affairs of Silverleaf and its affiliates, including but not limited to all marketing, sales and lead generation techniques, know-how and studies, customer and lead lists, current and anticipated customer requirements, price lists, business plans, training programs, computer software and programs, and computer software and data-base technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (2) any and all information concerning the business and affairs of Silverleaf and its affiliates (including but not limited to their historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented), and (3) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Silverleaf and its affiliates containing or based, in whole or in part, on any information included in the foregoing. Provided, however, “Silverleaf Confidential Information” shall not include information which is generally available and known by the public, other than as a result of a breach of this Agreement.

     Section 6. Non-Interference. Employee further agrees that during his or her employment and at all times thereafter, Employee shall not, either on his or her own account or jointly with or as a manager, agent, officer, employee, Employee, partner, joint venture, owner or shareholder or otherwise on behalf of any other person, firm or corporation: (1) carry on or be engaged or interested directly or indirectly in, or solicit, the manufacture or sale of goods or provision of services to any person, firm or corporation which, at any time during his or her employment has been or is a customer or in the habit of dealing with Silverleaf or its affiliates in their business, (2) endeavor, directly or indirectly, to canvas or solicit in competition with Silverleaf or its affiliates or to interfere with the supply of orders for goods or services from or by any person, firm or corporation which during his or her employment has been or is a supplier of goods or services to Silverleaf or its affiliates, or (3) directly or indirectly solicit or attempt to solicit away from Silverleaf or its affiliates any of its officers, employees or independent contractors or offer employment or business to any person who, on or during the 6 months immediately preceding the date of such solicitation or offer, is or was an officer, employee or independent contractor of Silverleaf or its affiliates.

     Section 7. Noncompetition.

      (a) Covenant: Employee covenants and agrees that he or she shall not, for a period of two (2) years from and after the effective date of any Termination, working alone or in conjunction with one or more other persons or entities, for compensation or not, permit his or her name to be used by or engage in or carry on, directly or indirectly, either for himself or herself or as a member of a partnership or other entity or as a stockholder, investor, officer or director of a corporation or as an employee, agent, associate or contractor of any person, partnership, corporation or other entity, any business in competition with the business of Silverleaf or its affiliates, as carried on by Silverleaf or its affiliates immediately prior to the effective date of any Termination, but only for as long as such business is carried on by (1) Silverleaf or its affiliates or (2) any person, corporation, partnership, trust or other organization or entity deriving title from Silverleaf or its affiliates to the assets and goodwill of the business being carried on by Silverleaf or its affiliates immediately prior to the effective date of any Termination, in any county of any state of the United States in which Silverleaf or its affiliates conducts such business or markets the products of such business immediately prior to the effective date of any Termination.

      (b) Tolling. If Employee violates any covenant contained in this Section, then the term of such violated covenant shall be tolled for the period commencing on the commencement of such violation and ending upon the earlier of (1) such time as such violation shall be cured by Employee to the reasonable satisfaction of Silverleaf, (2) final adjudication (including appeals) of any action filed for injunctive relief or damages arising out of such violation, and (3) the expiration of 24 months after Termination during which no violation of the covenant has occurred.

      (c) Reformation. If, in any judicial proceeding, the court shall refuse to enforce any covenant contained in this Section because the time limit is too long, it is expressly understood and agreed between Silverleaf and Employee that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenant. If, in any judicial proceeding, the court shall refuse to enforce any covenant contained in this Section because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Silverleaf and/or its affiliates, it is expressly understood and agreed between Silverleaf and Employee that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenant.

     Section 8. Injunctive Relief. Employee acknowledges that a breach of Sections 5, 6 or 7 hereof would cause irreparable damage to Silverleaf and/or its affiliates, and in the event of Employee’s breach of the provisions of Sections 5, 6 or 7 hereof, Silverleaf shall be entitled to a temporary restraining order and an injunction restraining Employee from breaching such Sections without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Employee. Nothing shall be construed as prohibiting Silverleaf from pursuing any other available remedies for such breach, including the recovery of damages from Employee. Employee acknowledges that the restrictions set forth in Sections 5, 6 and 7 hereof are reasonable in scope and duration, given the nature of the business of Silverleaf and its affiliates. Employee agrees that issuance of an injunction restraining Employee from breaching such Sections in accordance with their terms will not pose an unreasonable restriction on Employee’s ability to obtain employment or other work following the effective date of any Termination.

     Section 9. Employee Investments. Anything to the contrary herein notwithstanding, Employee: (1) shall not be prohibited from investing his or her assets in such form or such manner as will not, in the aggregate, detract from the performance by Employee of his or her duties hereunder and will not violate the provisions of Sections 5, 6 or 7 hereof; and (2) shall not be prohibited from purchasing stock in any publicly traded company solely as a stockholder so long as Employee does not own (together or separately or through his or her affiliates) more than two percent (2%) of the stock in any company, other than Silverleaf, which is engaged in the timeshare business.

     Section 10. Employee’s Representations. Employee represents and warrants that he or she is free to enter into and perform each of the terms and conditions hereof, and that his or her execution and performance of this Agreement does not and will not violate or breach any other Agreement between Employee and any other person or entity.

     Section 11. Termination. This Agreement shall terminate: (1) upon written notice by either party, at any time and for any or no reason whatsoever, at least thirty (30) days prior to the effective date of the termination; or (2) as of the end of the month of Employee’s death, or incapacity due to Employee’s physical or mental illness as determined in Silverleaf’s reasonable discretion (the “Termination”). In the event of Termination, Employee shall be entitled to the following:

      (a) Voluntary Termination, or for Good Cause: If Employee voluntarily terminates this Agreement, or if Silverleaf terminates this Agreement for Good Cause, prior to December 31 of the applicable calendar year, Employee shall be entitled to no pay for the remaining Term of this Agreement. At the Termination, the payment to Employee of the Current Compensation earned to date shall be in full satisfaction of all claims against Silverleaf under this Agreement. Good Cause shall be deemed to exist if the Employee’s services are terminated because Employee:

[1]	Willfully breaches or neglects the duties that the Employee is required to perform under the terms of this Agreement;

[2]	Willfully violates any rule, regulation, or policy governing Employee’s performance;

[3]	Refuses to obey a directive from the Board of Directors; or

[4]	Commits clearly dishonest acts toward Silverleaf.

      (b) Involuntary Termination Without Good Cause and Disability or Death: If Silverleaf terminates Employee’s services, other than for Good Cause, Employee shall be paid: (1) any portion of the Current Compensation set forth in Section 3(a), which has not been paid for the remaining Term of this Agreement, such unpaid portion to be continued to be paid on the 1st and 15th days of each month for the remaining portion of the remaining Term of this Agreement; and (2) any unpaid Annual Incentive Bonus or Bonuses under Section 4. In the event of Employee’s disability or death, Employee shall be paid: (1) the Employee’s Current Compensation through the end of the month of Employee’s death or disability; and (2) a pro rata portion of the Annual Incentive Bonus under Section 4 for the calendar year of Employee’s disability or death. The pro rata portion of an Annual Incentive Bonus shall be determined by annualizing Silverleaf’s Pre-Tax Net Income as of the date of disability or death and by taking into account the budgeted Pre-Tax Net Income of Silverleaf from month to month based on its lender business model for calendar year 2004 or 150% of its lender business model for 2005. Any such payment of the unpaid Annual Incentive Bonuses shall be made at the time otherwise specified in Section 4.

     Section 12. Return of Materials and Vehicles. Employee understands and agrees that any training manuals, sales and promotional material, vehicles or other equipment provided to him or her by Silverleaf in connection with this Agreement shall remain the sole property of Silverleaf, and shall be used by the Employee exclusively for Silverleaf’s benefit. Upon termination of this Agreement, any such material, vehicles or other equipment shall be immediately returned to Silverleaf.

     Section 13. Disgorgement in the Event of Certain Accounting Restatements. Silverleaf and Employee understand and agree that the Annual Incentive Bonus to be paid to Employee is subject to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Act”). Therefore, Silverleaf and Employee agree that in the event of an accounting restatement by the Company, Employee will be required to disgorge any bonus paid hereunder if such disgorgement is required under Section 304 of the Act.

     Section 14. Creditor Limitations. Silverleaf and Employee also recognize and agree that the total compensation payable to Employee during the term of this Agreement shall also be subject to the satisfaction of the conditions and the limitations of Silverleaf’s senior credit facility agreements and the indentures securing Silverleaf’s senior subordinated notes as such agreements and indentures may provide at the time or times that Employee’s compensation otherwise becomes due and payable. In the event that any such payment may be limited, Silverleaf shall use its best efforts to meet such conditions or obtain an appropriate amendment to permit the payment of the compensation that is otherwise due and payable.

     Section 15. Non-Binding Alternate Dispute Resolution. Except for actions brought by Silverleaf pursuant to Section 8 hereof:

      (a) Agreement to Utilize: The parties shall attempt to settle any claim or controversy arising from this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation prior to the commencement of any legal action. If such attempts fail, then the dispute shall be mediated by a mutually accepted mediator to be chosen by the parties within forty-five (45) days after written notice demanding mediation is sent by one party to the other party. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties shall share the costs of the mediation equally. By mutual written agreement, however, the parties may postpone mediation until they have completed some specified but limited discovery regarding the dispute. The parties may also agree to replace mediation with any other form of alternate dispute resolution (“ADR”) available in Texas, such as a mini-trial or arbitration.

      (b) Failure to Resolve: Any dispute which the Parties cannot resolve through negotiation, mediation or any other form of ADR, within six (6) months of the date of the initial demand for mediation, may then be submitted to the appropriate court for resolution. The use of negotiation, mediation, or any other form of ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

     Section 16. Waiver. Silverleaf’s failure at any time to require performance by Employee of any of the provisions hereof shall not be deemed to be a waiver of any kind nor in any way affect the rights of Silverleaf thereafter to enforce the provisions hereof. In the event that either party to this Agreement waives any provision of this Agreement or any rights concerning any breach or default of the other party hereto, such waiver shall not constitute a continuing waiver of any such provision or breach or default of the other party hereto.

     Section 17. Successors, Assigns, Benefit.

      (a) Silverleaf Successors: The provisions of this Agreement shall inure to the benefit of and be binding upon Silverleaf, its successors, assigns and other affiliated entities, including, but not limited to, any corporation which may acquire all or substantially all of Silverleaf’s assets or with or into which Silverleaf may be consolidated, merged or reorganized. Upon any such merger, consolidation or reorganization, the term “Silverleaf” as used herein shall be deemed to refer to any such successor corporation.

      (b) No Assignment by Employee: The parties hereto agree that Employee’s services hereunder are personal and unique, and that Silverleaf is executing this Agreement in reliance thereon. This Agreement shall not be assignable by Employee.

     Section 18. Severability. If one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but shall be deemed stricken and severed from this Agreement and the remaining terms of this Agreement shall continue in full force and effect.

     Section 19. Governing Law and Venue. This Agreement shall be deemed to have been made and entered into in the State of Texas and its validity, construction, breach, performance and operation shall be governed by the laws of that state. The obligations hereunder of Silverleaf shall be performable in Dallas County, Texas, and venue for any suit involving this Agreement shall lie exclusively in Dallas County, Texas.

     Section 20. Entire Understanding. This Agreement sets forth the entire understanding between the parties with respect to the employment of Employee, and no other representations, warranties or agreements whatsoever have been made by Silverleaf to Employee. Further, this Agreement may not be modified or amended except by another instrument in writing executed by both of the parties.

     Section 21. Notices. All notices and communications under this Agreement shall be sent to the parties at the following addresses or such other addresses that the parties may subsequently designate in writing.

(a)	Silverleaf:

Silverleaf Resorts, Inc.
Attention: Sharon K. Brayfield, President
1221 River Bend, Suite 120
Dallas, Texas 75247

(b)	Employee:

Robert E. Mead
1221 River Bend, Suite 120
Dallas, Texas 75247

     Section 22. Section Headings. Section and paragraph headings are inserted herein only for convenience and shall not be used to interpret any of the provisions hereof.

     Section 23. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same original.

     Section 24. Effective Date. This Agreement is executed on the date set forth below, but shall be effective as of January 1, 2004 (the “Effective Date”).

     Executed this 3rd day of June, 2004.

“SILVERLEAF”

SILVERLEAF RESORTS, INC.

By:	/S/ HARRY J. WHITE, JR.
HARRY J. WHITE, JR., CHIEF FINANCIAL OFFICER

“EMPLOYEE”

/S/ ROBERT E. MEAD ROBERT E. MEAD

SILVERLEAF RESORTS, INC.

Proxy for Special Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Silverleaf Resorts, Inc., a Texas corporation, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement and hereby appoints James B. Francis, Jr. and Rebecca Janet Whitmore as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of the Common Stock of Silverleaf Resorts, Inc. held of record by the undersigned on July 2, 2004 at the Special Meeting of Shareholders to be held on August 12, 2004 or at any adjournment or postponement thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Fold and Detach Here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1. Approval of the 2005 CEO Incentive Bonus Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2. The Proxies are authorized to vote upon such other business as may properly come before the meeting.

     Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

     Signature

     Signature

     Date

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized name by authorized person.